Exhibit (a)(1)(A)

NOTICE OF FUNDAMENTAL CHANGE AND

OFFER TO REPURCHASE

Gilead Palo Alto, Inc.

(formerly CV Therapeutics, Inc.)

OFFER TO REPURCHASE FOR CASH

ANY AND ALL OF THE OUTSTANDING

2 3/4% SENIOR SUBORDINATED CONVERTIBLE NOTES DUE 2012

(CUSIP NO. 126667AF1),

3 1/4% SENIOR SUBORDINATED CONVERTIBLE NOTES DUE 2013

(CUSIP NO. 126667AG9), AND

2% SENIOR SUBORDINATED CONVERTIBLE DEBENTURES DUE 2023

(CUSIP NO. 126667AD6)

NOTICE IS HEREBY GIVEN pursuant to the terms and conditions of the following indentures:

•

The Indenture, dated as of May 18, 2004 (as amended, supplemented or otherwise modified, the “2012 Indenture”), between Gilead Palo Alto, Inc., a Delaware corporation (formerly CV Therapeutics, Inc.) (the “Company”), and U.S. Bank National Association, as successor trustee to Wells Fargo Bank, National Association (referred to herein alternatively as the “Trustee” or the “Paying Agent”), under which the Company issued its 2 3/4% Senior Subordinated Convertible Notes due 2012 (the “2012 Notes”);

•

The Indenture, dated as of July 1, 2005 (as amended, supplemented or otherwise modified, the “2013 Indenture”), between the Company and the Trustee, under which the Company issued its 3 1/4% Senior Subordinated Convertible Notes due 2013 (the “2013 Notes”); and

•

The Indenture, dated as of June 18, 2003 (as amended, supplemented or otherwise modified, the “2023 Indenture” and together with the 2013 Indenture and the 2012 Indenture, the “Indentures”), between the Company and the Trustee, under which the Company issued its 2% Senior Subordinated Convertible Debentures due 2023 (the “2023 Notes” and together with the 2012 Notes and the 2013 Notes, the “Notes”), that a “Fundamental Change” under the 2012 Indenture and the 2013 Indenture, and a “Change of Control” under the 2023 Indenture, occurred on April 15, 2009, when Apex Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Gilead (as defined below) (the “Purchaser”), accepted for payment the shares of common stock of the Company tendered in the tender offer conducted pursuant to the terms and conditions of the Agreement and Plan of Merger, dated as of March 12, 2009 (as amended and supplemented from time to time, the “Merger Agreement”), by and among Gilead, the Purchaser and the Company, at a price of $20.00 per share, net to the seller in cash. On April 17, 2009, the Purchaser merged with and into the Company (the “Merger”), with the Company surviving the Merger and becoming a direct wholly-owned subsidiary of Gilead. Pursuant to Section 11.1 of each of the Indentures, as a result of such Fundamental Change or Change of Control (as applicable), at the option of each holder of the Notes (the “Holders”), the Company will repurchase the Notes, subject to the terms and conditions of this Notice of Fundamental Change and Offer to Repurchase (as amended and supplemented from time to time, this “Offer to Repurchase”), each of the Indentures and the Notes (the “Offer”). The right of Holders to require the Company to repurchase their Notes in the Offer is separate from the right of Holders to convert their Notes. Holders of the 2012 Notes who elect to accept the Offer will receive less cash than Holders of the 2012 Notes who elect to convert their Notes. Capitalized terms used herein but not otherwise defined have the meanings assigned to those terms in the applicable Indenture.

Holders are urged to review this Offer to Repurchase, the Letter of Transmittal and the Notices issued by the Company on March 26, 2009 regarding the right of Holders to convert their Notes. None of the Company, Gilead Sciences, Inc., a Delaware corporation and the parent of the Company (“Gilead”), any of their respective affiliates, officers, directors, employees or agents or the Paying Agent makes any representation or recommendation as to whether Holders should tender or refrain from tendering Notes for repurchase pursuant to the Offer. Each Holder should consult its legal, financial and tax advisors and make its own decision as to whether to tender Notes for repurchase and, if so, the principal amount of Notes to tender.

To tender Notes for repurchase pursuant to the Offer, Holders must tender the Notes through the transmittal procedures set forth below no later than the Expiration Time (as defined below). There are three ways to tender your Notes, depending upon the manner in which your Notes are held:

•

Holders whose Notes are held in the Holder’s name must properly complete and execute the Letter of Transmittal and deliver such notice to U.S. Bank National Association (the “Depositary”), together with any other required documents, and either (i) deliver the physical certificates representing the Notes to be surrendered for repurchase to the Depositary, or (ii) transfer your Notes pursuant to the book-entry transfer procedures, at or prior to the Expiration Time.

•

Holders whose Notes are held by record by Depository Trust Company (“DTC”) must tender their Notes electronically through DTC’s Automated Tender Offer Program (“ATOP”), subject to the terms and procedures of that system, at or prior to the Expiration Time.

•

Holders who are not DTC participants and whose Notes are held in the name of a broker, dealer, commercial bank, trust company or other nominee must contact the nominee and instruct the nominee to tender the Notes on the Holder’s behalf through ATOP, subject to the terms and procedures of that system, at or prior to the Expiration Time.

By tendering Notes through the transmittal procedures set forth above, each tendering Holder agrees to be bound by the terms of the Offer.

This Offer to Repurchase constitutes the “Company Notice” referenced in Section 11.3 of the 2012 Indenture and the 2013 Indenture and Section 11.4 of the 2023 Indenture as well as the notice of the execution of supplemental indentures to each of the Indentures providing for the conversion of the Notes in connection with the Merger (as defined below) required by Section 12.11 of each Indenture.

Pursuant to Section 11.1 of each Indenture, as a result of the occurrence of a “Fundamental Change” or “Change of Control” (as applicable) under each of the Indentures, each Holder has the right to have its Notes repurchased by the Company, as follows:

(1) The “Repurchase Date” will be Friday, June 26, 2009.

(2) Holders must exercise their right to elect repurchase at or prior to 5:00 p.m., New York City time, on Thursday, June 11, 2009 (the “Expiration Time”).

(3) The Company shall pay a repurchase price (the “Repurchase Price”) in cash equal to 100% of the principal amount of the Notes being repurchased, plus accrued and unpaid interest to, but excluding, the Repurchase Date. The amount of interest accrued and unpaid per $1,000 principal amount of each series of Notes to, but excluding, the Repurchase Date is expected to be approximately $3.06 for the 2012 Notes, $13.54 for the 2013 Notes and $2.22 for the 2023 Notes. Interest on Notes being repurchased shall cease to accrue on and after the Repurchase Date. The Repurchase Price will be paid 100% in cash.

(4) All Notes tendered hereunder must be delivered through the transmittal procedures set forth above no later than the Expiration Time. Holders need not necessarily submit a physical repurchase notice, provided that such holders comply with the transmittal procedures of the DTC.

(5) On May 11, 2009, the Company and the Trustee entered into supplemental indentures to amend each Indenture to fix the conversion value for each series of the Notes at an amount of cash equal to the conversion rate for such series multiplied by the Merger consideration of $20.00 per share. The conversion rate for each series of Notes, and the conversion value for each series of Notes, as set forth in the applicable supplemental indenture, is set forth in the table below.

Series of Notes	Conversion Rate	Conversion Value
2012 Notes	56.5475	$1,130.95
2013 Notes	37.0370	$740.74
2023 Notes	21.0172	$420.34

Pursuant to the terms of each of the Indentures, because of the occurrence of the Fundamental Change or Change of Control (as applicable) described above, the Notes may be converted into cash based on the conversion value set forth above through the maturity date thereof. Notes that have been tendered in the Offer may be converted until 5:00 p.m., New York City time, on Thursday, June 25, 2009.

(6) All Notes tendered hereunder, which were delivered through the transmittal procedures of DTC, may be withdrawn only through the procedures of DTC at or prior to the Expiration Time.

(7) A Make-Whole Premium (as defined in the 2012 Indenture and the 2013 Indenture) shall not be payable by the Company.

The name and addresses of the Paying Agent and Depositary for each of the Notes is as follows:

U. S. Bank National Association

60 Livingston Ave.

Saint Paul, Minnesota 55107

Attention: Corporate Trust Services/Specialized Finance

Facsimile: (651) 495-8158

Confirmation Number: (800) 934-6808

General Bondholder Inquiry Number: (800) 934-6802

Neither the Securities and Exchange Commission nor any state securities commission nor any other regulatory authority has approved or disapproved of these transactions or determined if this Offer to Repurchase is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Offer to Repurchase is May 12, 2009.

No person has been authorized to give any information or to make any representations other than those contained in this Offer to Repurchase and accompanying Letter of Transmittal and, if given or made, such information or representations must not be relied upon as having been authorized. This Offer to Repurchase and accompanying Letter of Transmittal does not constitute an offer to buy or the solicitation of an offer to sell securities in any circumstances or jurisdiction in which such offer or solicitation is unlawful. The delivery of this Offer to Repurchase shall not, under any circumstances, create any implication that the information contained in this Offer to Repurchase is current as of any time subsequent to the date of this Offer to Repurchase, or the date of any documents incorporated by reference, as applicable. None of the Company, Gilead, any of their respective affiliates, officers, directors, employees or agents or the Paying Agent makes any representation or recommendation as to whether Holders should tender or refrain from tendering Notes for repurchase pursuant to the Offer. Each Holder should consult its legal, financial and tax advisors and make its own decision as to whether to tender Notes for repurchase and, if so, the principal amount of Notes to tender.

TO HOLDERS OF

2 3/4% SENIOR SUBORDINATED CONVERTIBLE NOTES DUE 2012

(CUSIP NO. 126667AD6)

3 1/4% SENIOR SUBORDINATED CONVERTIBLE NOTES DUE 2013

(CUSIP NO. 126667AG9), AND

2% SENIOR SUBORDINATED CONVERTIBLE DEBENTURES DUE 2023

(CUSIP NO. 126667AD6)

OF GILEAD PALO ALTO, INC.

(FORMERLY CV THERAPEUTICS, INC.)

SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about the Offer (as defined below). To understand the Offer fully and for a more complete description of the terms of the Offer, the Company urges you to read carefully the remainder of this Notice of Fundamental Change and Offer to Repurchase (as amended and supplemented from time to time, this “Offer to Repurchase”) and the Letter of Transmittal because the information in this summary is not complete and this document contains additional important information. The Company has included section references to direct you to a more complete description of the topics in this summary.

Who is offering to repurchase my Notes?

Gilead Palo Alto, Inc. (formerly CV Therapeutics, Inc.), a Delaware corporation (the “Company”), is offering, at the option of each holder (the “Holders”) of its 2 3/4% Senior Subordinated Convertible Notes due 2012 (the “2012 Notes”), its 3 1/4 Senior Subordinated Convertible Notes due 2013 (the “2013 Notes”) and its 2% Senior Subordinated Convertible Debentures due 2023 (the “2023 Notes” and together with the 2012 Notes and the 2013 Notes, the “Notes”) to repurchase the Notes, subject to the terms and conditions of this Offer to Repurchase, each of the Indentures (as defined below) and the Notes (the “Offer”). The Company is a wholly-owned subsidiary of Gilead Sciences, Inc., a Delaware corporation (“Gilead”). The Company’s principal executive offices are located at 3172 Porter Drive, Palo Alto, California 94304, and its telephone number at that location is (650) 384-8500. See “Important Information Concerning the Offer – Information Concerning the Company.”

Why is the Company offering to repurchase my Notes?

The Company is offering to repurchase the Notes to satisfy its contractual obligation under Section 11.1 of each Indenture, which requires the Company to offer to repurchase your Notes following a “Fundamental Change” or “Change of Control” (as applicable) as defined under each Indenture.

A Fundamental Change or Change of Control (as applicable) under each Indenture occurred on April 15, 2009, when Apex Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Gilead (the “Purchaser”), accepted for payment the shares of common stock of the Company tendered in the tender offer conducted pursuant to the terms and conditions of the Agreement and Plan of Merger, dated as of March 12, 2009 (as amended and supplemented from time to time, the “Merger Agreement”), by and among Gilead, the Purchaser and the Company, at a price of $20.00 per share, net to the seller in cash. On April 17, 2009, the Purchaser merged with and into the Company (the “Merger”), with the Company surviving the Merger and becoming a direct wholly-owned subsidiary of Gilead. See “Important Information Concerning the Offer – Information Concerning the Company” and “Important Information Concerning the Offer –Information Concerning the Notes.”

What Notes are you offering to repurchase?

The Company is offering to repurchase, at the option of each Holder of the Notes, all of such Holder’s Notes, or any portion thereof that is a multiple of $1,000 principal amount. As of May 1, 2009, there was $102,990,000 aggregate principal amount of the 2012 Notes outstanding, $149,500,000 aggregate principal amount of the 2013 Notes outstanding and $39,730,000 aggregate principal amount of the 2023 Notes outstanding. The 2012 Notes were issued under the Indenture, dated as of May 18, 2004 (as amended, supplemented or otherwise modified, the “2012 Indenture”), between the Company, and US Bank National Association, as successor trustee to Wells Fargo Bank, National Association (referred to herein alternatively as the “Trustee” or the “Paying Agent”);

the 2013 Notes were issued under the Indenture, dated as of July 1, 2005 (as amended, supplemented or otherwise modified, the “2013 Indenture”), between the Company and the Trustee; and the 2023 Notes were issued under the Indenture, dated as of June 18, 2003 (as amended, supplemented or otherwise modified, the “2023 Indenture” and together with the 2013 Indenture and the 2012 Indenture, the “Indentures”), between the Company and the Trustee. See “Important Information Concerning the Offer – Information Concerning the Notes.”

When does the Offer expire?

The Offer expires at 5:00 p.m., New York City time, on Thursday, June 11, 2009 (the “Expiration Time”). See “Important Information Concerning the Offer – Information Concerning the Notes.”

How much is the Company offering to pay and what is the form of payment?

Pursuant to the terms of each of the Indentures and the Notes, the Company will pay on Friday, June 26, 2009 (the “Repurchase Date”), an aggregate repurchase price (the “Repurchase Price”) in cash equal to 100% of the principal amount of the Notes being repurchased, plus accrued and unpaid interest to, but excluding, the Repurchase Date. The amount of interest accrued and unpaid per $1,000 principal amount of Notes to, but excluding, the Repurchase Date is expected to be approximately $3.06 for the 2012 Notes, $13.54 for the 2013 Notes and $2.22 for the 2023 Notes. Accordingly, you will receive approximately $1,003.06 per $1,000 principal amount of 2012 Notes validly tendered pursuant to the Offer, $1,013.54 per $1,000 principal amount of 2013 Notes validly tendered pursuant to the Offer, and $1,002.22 per $1,000 principal amount of 2023 Notes validly tendered pursuant to the Offer. See “Important Information Concerning the Offer – Information Concerning the Notes.”

How is the Offer being financed?

The total amount of funds the Company needs to repurchase all of the Notes pursuant to the Offer and to pay related fees and expenses is estimated to be approximately $294.7 million (assuming 100% of the outstanding principal amount of Notes are tendered and accepted for payment). Gilead will cause the Company to have sufficient funds available to complete the Offer by making an intercompany loan, if necessary, directly to the Company. See “Important Information Concerning the Offer – Source and Amount of Funds.”

How can I determine the market value of the Notes?

There is no established reporting system or market for trading in the Notes. To the extent that the Notes are traded, prices of the Notes may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, the Company’s operating results and the market for similar securities. See “Important Information Concerning the Offer – Information Concerning the Notes.”

What are the conditions to the repurchase by the Company of the Notes?

The repurchase by the Company of Notes that are validly tendered and not withdrawn pursuant to the Offer is not subject to any condition other than such repurchase being lawful and the satisfaction of the procedural requirements described in this Offer to Repurchase. See “Important Information Concerning the Offer – Conditions of the Offer.”

How do I tender my Notes?

To tender your Notes for repurchase pursuant to the Offer, you must tender the Notes through the transmittal procedures set forth below no later than the Expiration Time. There are three ways to tender your Notes, depending on the manner in which your Notes are held:

•

Holders whose Notes are held in their name must properly complete and execute the Letter of Transmittal and deliver such notice to the U.S. Bank National Association (the “Depositary”), together with any other required documents, and either (i) deliver the physical certificates representing the Notes to be surrendered for repurchase to the Depositary or (ii) transfer the Notes pursuant to the book-entry transfer procedures, at or prior to the Expiration Time.

•

Holders whose Notes are held by record by Depository Trust Company (“DTC”) must tender their Notes electronically through DTC’s Automated Tender Offer Program (“ATOP”), subject to the terms and procedures of that system, at or prior to the Expiration Time.

•

Holders who are not DTC participants and whose Notes are held in the name of a broker, dealer, commercial bank, trust company or other nominee must contact the nominee and instruct the nominee to tender the Notes on the Holder’s behalf through ATOP, subject to the terms and procedures of that system, at or prior to the Expiration Time.

HOLDERS WHO TENDER THROUGH ATOP NEED NOT SUBMIT A PHYSICAL LETTER OF TRANSMITTAL TO THE DEPOSITARY, PROVIDED THAT SUCH HOLDERS COMPLY WITH THE TRANSMITTAL PROCEDURES OF DTC.

Holders who desire to surrender Notes for purchase and whose certificates representing such Notes are not immediately available or who cannot deliver their certificates, Letter of Transmittal and other required documents to the Depositary or complete the procedures for book-entry transfer at or prior to the Expiration Time, may nevertheless surrender their Notes for purchase pursuant to the guaranteed delivery procedures described below in this Offer to Purchase.

By tendering your Notes through the transmittal procedures set forth above, you agree to be bound by the terms of the Offer. See “Important Information Concerning the Offer –Procedures to Be Followed by Holders Electing to Tender Notes for Repurchase.”

If I tender my Notes, when will I receive payment for them?

The Company will accept for payment all validly tendered Notes promptly upon expiration of the Offer. Prior to 11:00 a.m., New York City time, on the Repurchase Date, the Company shall deposit with the Paying Agent an amount of cash (in immediately available funds), sufficient to pay the aggregate Repurchase Price of all the Notes or portions thereof that are to be repurchased as of the Repurchase Date, after which the Paying Agent will cause the cash to be distributed to each record Holder who has validly tendered its Notes and not validly withdrawn such Notes at or prior to the Expiration Time. DTC will thereafter distribute the cash to its participants in accordance with its procedures. Under no circumstances will any additional amount be paid by the Company or the Paying Agent by reason of any delay in making such payment. See “Important Information Concerning the Offer –Payment for Tendered Notes.”

Until what time can I withdraw previously tendered Notes?

You can withdraw Notes previously tendered for repurchase at any time until the Expiration Time. See “Important Information Concerning the Offer –Right of Withdrawal.”

How do I withdraw previously tendered Notes?

To validly withdraw Notes previously tendered in the Offer, you must either (i) deliver an executed written notice of withdrawal substantially in the form attached to the Depositary no later than the Expiration Time, or (ii) withdraw the Notes through the procedures of DTC no later than the Expiration Time.

•	Holders who are DTC participants must deliver a valid withdrawal request through ATOP at or before the Expiration Time.

•

Holders who are not DTC participants and whose Notes are held in the name of a broker, dealer, commercial bank, trust company or other nominee must contact the nominee and instruct the nominee to withdraw the Notes on the Holder’s behalf through ATOP, subject to the terms and procedures of that system, at or prior to the Expiration Time.

•	Holders of Notes in certificated form or, in the case of Notes tendered by book-entry transfer, must deliver to the Depositary written notice, substantially in the form enclosed herewith.

You may not rescind a withdrawal of tendered Notes. However, you may retender your Notes by following the proper tender procedures. Any Notes properly withdrawn will be deemed to be not validly tendered for purposes of the Offer. Withdrawals of Notes can be accomplished only in accordance with the foregoing procedures.

HOLDERS THAT WITHDRAW THROUGH ATOP NEED NOT SUBMIT A PHYSICAL NOTICE OF WITHDRAWAL TO THE DEPOSITARY IF SUCH HOLDERS COMPLY WITH THE WITHDRAWAL PROCEDURES OF DTC. See “Important Information Concerning the Offer –Right of Withdrawal.”

Do I need to do anything if I do not wish to tender my Notes for repurchase?

No. If you do not tender your Notes at or before the expiration of the Offer at the Expiration Time, the Company will not repurchase your Notes and such Notes will remain outstanding subject to the existing terms of each of the Indentures and the Notes. See “Important Information Concerning the Offer –Procedures to Be Followed by Holders Electing to Tender Notes for Repurchase.”

If I choose to tender my Notes for repurchase, do I have to tender all of my Notes?

No. You may tender all of your Notes, a portion of your Notes or none of your Notes for repurchase. If you wish to tender a portion of your Notes for repurchase, however, you must tender your Notes in a principal amount of $1,000 or an integral multiple thereof. See “Important Information Concerning the Offer –Procedures to Be Followed by Holders Electing to Tender Notes for Repurchase.”

Are my Notes currently convertible?

Yes. Pursuant to the terms of each of the Indentures, because of the occurrence of the Fundamental Change or Change of Control (as applicable) described above, the Notes may be converted into cash based on the conversion value set forth below through the maturity date thereof. Notes that have been tendered in the Offer may be converted until 5:00 p.m., New York City time, on Thursday, June 25, 2009.

On May 11, 2009, the Company and the Trustee entered into supplemental indentures to amend each Indenture to fix the conversion value for each series of the Notes at an amount of cash equal to the conversion rate for such series multiplied by the Merger consideration of $20.00 per share. The conversion rate for each series of Notes, and the conversion value for each series of Notes, as set forth in the applicable supplemental indenture, is set forth in the table below. See “Important Information Concerning the Offer – Information Concerning the Notes.”

Series of Notes	Conversion Rate	Conversion Value
2012 Notes	56.5475	$1,130.95
2013 Notes	37.0370	$740.74
2023 Notes	21.0172	$420.34

If I am a United States resident for United States federal income tax purposes, will I have to pay taxes if I tender my Notes for repurchase in the Offer?

The receipt of cash in exchange for Notes pursuant to the Offer will be a taxable transaction for United States federal income tax purposes and you may recognize gain, income, loss or deduction. You should consult with your own tax advisor regarding the actual tax consequences to you. See “Important Information Concerning the Offer – Material United States Tax Considerations.”

Who is the Paying Agent?

U.S. Bank National Association, the Trustee under each of the Indentures, is also serving as the Paying Agent in connection with the Offer. Its addresses and telephone and facsimile numbers are set forth below and on the front cover page of this Offer to Repurchase. See “Important Information Concerning the Offer – Information Concerning the Notes.”

Who can I talk to if I have questions about the Offer?

Questions and requests for assistance in connection with the tender of Notes for repurchase in the Offer may be directed to the Paying Agent at the following addresses and telephone and facsimile numbers:

U. S. Bank National Association

60 Livingston Ave.

Saint Paul, Minnesota 55107

Attention: Corporate Trust Services/Specialized Finance

Facsimile: (651) 495-8158

Confirmation Number: (800) 934-6808

General Bondholder Inquiry Number: (800) 934-6802

IMPORTANT INFORMATION CONCERNING THE OFFER

1. Information Concerning the Company. The Company is a wholly-owned subsidiary of Gilead. The Company’s principal executive offices are located at 3172 Porter Drive, Palo Alto, California 94304, and its telephone number at that location is (650) 384-8500.

The Company is offering, at the option of each Holder of the Notes, to repurchase the Notes, subject to the terms and conditions of the Offer.

On March 12, 2009, the Company, Gilead and the Purchaser, a wholly-owned subsidiary of Gilead, entered the Merger Agreement, pursuant to which and upon the terms and subject to the conditions thereof:

•

The Purchaser commenced on March 18, 2009 a tender offer (the “Equity Tender Offer”) to acquire all of the outstanding shares of common stock, par value $0.001 per share, of the Company (collectively, the “Shares”), at a purchase price of $20.00 per Share, net to the seller in cash (the “Offer Price”).

•

Following the completion of the Equity Tender Offer, on April 15, 2009 the Purchaser accepted for payment all Shares tendered pursuant to the Equity Tender Offer and, on April 17, 2009, the Purchaser merged with and into the Company, with the Company surviving the Merger and becoming a wholly- owned subsidiary of Gilead.

Pursuant to the Merger Agreement, at the effective time of the Merger, each Share issued and outstanding immediately prior to the effective time of the Merger (other than Shares owned by the Company, Gilead, the Purchaser or any of their respective subsidiaries and Shares held by dissenting stockholders who properly exercise appraisal rights under Delaware law), by virtue of the Merger and without any action on the part of the holders of the Shares, was converted into the right to receive the Offer Price in cash.

2. Information Concerning the Notes.

2012 Notes. The 2012 Notes were issued under the 2012 Indenture. The 2012 Notes mature on May 16, 2012. As of May 1, 2009, there was $102,990,000 aggregate principal amount of the 2012 Notes outstanding.

2013 Notes. The 2013 Notes were issued under the 2013 Indenture. The 2013 Notes mature on August 16, 2013. As of May 1, 2009, there was $149,500,000 aggregate principal amount of the 2013 Notes outstanding.

2023 Notes. The 2023 Notes were issued under the 2023 Indenture. The 2023 Notes mature on May 16, 2023. As of May 1, 2009, there was $39,730,000 aggregate principal amount of the 2023 Notes outstanding.

2.1. The Company’s Obligation to Repurchase the Notes. Pursuant to the terms of each of the Indentures and the Notes, the Company is obligated to repurchase all Notes validly tendered for repurchase and not withdrawn, at the option of each Holder, on the Repurchase Date.

In connection with this obligation, and pursuant to Section 11.3 of the 2012 Indenture and the 2013 Indenture and Section 11.4 of the 2023 Indenture, the Company is required to provide written notice to each Holder on or before the 30th day after the occurrence of the Fundamental Change or Change of Control (as applicable). Pursuant to Section 11.3 of each Indenture, Holders must exercise their repurchase rights on or prior to the 30th day after the date of such notice and, pursuant to Section 11.1 of each Indenture, the Repurchase Date shall be the 45th day after the date of such notice. Accordingly, such notice is being provided on the date of this Offer to Repurchase, the Company will accept Notes for repurchase at any time at or prior to the Expiration Time of 5:00 p.m., New York City time, on Thursday, June 11, 2009, at which time the Offer will expire, and the Company will pay the Repurchase Price on Friday, June 26, 2009.

The obligation of the Company to repurchase Notes that are validly tendered and not withdrawn pursuant to the Offer is subject to no conditions other than the timely and proper delivery and tender of Notes in accordance with the terms of the Offer and that the Offer must comply with applicable law. The Offer is not conditioned on the Company’s ability to obtain sufficient financing to repurchase Notes validly tendered and not withdrawn pursuant to the Offer.

2.2. Repurchase Price. Pursuant to the terms of each of the Indentures and the Notes, the Company will, on the Repurchase Date, pay the aggregate Repurchase Price equal to 100% of the principal amount of the Notes being repurchased, plus accrued and unpaid interest to, but excluding, the Repurchase Date. The amount of interest accrued and unpaid per $1,000 principal amount of Notes to, but excluding, the Repurchase Date is expected to be approximately $3.06 for the 2012 Notes, $13.54 for the 2013 Notes and $2.22 for the 2023 Notes. Accordingly, you will receive approximately $1,003.06 per $1,000 principal amount of 2012 Notes validly tendered pursuant to the Offer, $1,013.54 per $1,000 principal amount of 2013 Notes validly tendered pursuant to the Offer, and $1,002.22 per $1,000 principal amount of 2023 Notes validly tendered pursuant to the Offer.

The Repurchase Price will be paid in cash with respect to any and all Notes that are validly tendered for repurchase and not validly withdrawn at or prior to the Expiration Time. Notes tendered for repurchase will be accepted only in principal amounts equal to $1,000 or integral multiples thereof. Prior to 11:00 a.m., New York City time, on the Repurchase Date, the Company shall deposit with the Paying Agent an amount of cash (in immediately available funds), sufficient to pay the aggregate Repurchase Price of all the Notes or portions thereof that are to be repurchased as of the Repurchase Date, after which the Paying Agent will cause the cash to be distributed to each record Holder who has validly tendered its Notes and not validly withdrawn such Notes at or prior to the Expiration Time. DTC will thereafter distribute the cash to its participants in accordance with its procedures. Under no circumstances will any additional amount be paid by the Company or the Paying Agent by reason of any delay in making such payment.

The Repurchase Price is based solely on the requirements of each of the Indentures and the Notes and bears no relationship to the market price of the Notes. Thus, the Repurchase Price may be significantly higher or lower than the market price of the Notes on the Repurchase Date.

None of the Company, Gilead, any of their respective affiliates, officers, directors, employees or agents or the Paying Agent makes any representation or recommendation as to whether Holders should tender or refrain from tendering Notes for repurchase pursuant to the Offer. Each Holder should consult its legal, financial and tax advisors and make its own decision as to whether to tender Notes for repurchase and, if so, the principal amount of Notes to tender.

2.3. Conversion Rights of the Notes. Pursuant to the terms of each of the Indentures, because of the occurrence of the Fundamental Change or Change of Control (as applicable) described above, the Notes may be converted into cash based on the conversion value set forth below through the maturity date thereof. Notes that have been tendered in the Offer may be converted until 5:00 p.m., New York City time, on Thursday, June 25, 2009.

On May 11, 2009, the Company and the Trustee entered into supplemental indentures to amend each Indenture to fix the conversion value for each series of the Notes at an amount of cash equal to the conversion rate for such series multiplied by the Merger consideration of $20.00 per share. The conversion rate for each series of Notes, and the conversion value for each series of Notes, as set forth in the applicable supplemental indenture, is set forth in the table below.

Series of Notes	Conversion Rate	Conversion Value
2012 Notes	56.5475	$1,130.95
2013 Notes	37.0370	$740.74
2023 Notes	21.0172	$420.34

In order to convert the Notes into cash, a beneficial Holder must:

•	complete, or cause to be completed, the appropriate instruction form for conversion pursuant to DTC’s book-entry conversion program;

•	deliver, or cause to be delivered, by book-entry delivery an interest in the global note;

•	furnish appropriate endorsements and transfer documents if required by the Company or the Trustee; and

•	pay the funds, if any, required by Section 12.2 of each of the Indentures and any transfer taxes if required pursuant to Section 12.8 of each of the Indentures.

The right to participate in the Offer is a separate right from the right to convert the Notes. If you have converted your Notes you may not tender your converted Notes in the Offer. If you do not tender your Notes into the Offer, your conversion rights will not be affected. Notes that have been tendered in the Offer may be converted until 5:00 p.m., New York City time, on Thursday, June 25, 2009. Holders of the 2012 Notes who elect to accept the Offer will receive less cash than Holders of the 2012 Notes who elect to convert their Notes.

U.S. Bank National Association is acting as Trustee, Paying Agent and Conversion Agent for the Notes. For more information regarding the conversion rights with respect to the Notes, or any of the other terms and conditions of the Notes, please refer to each of the Indentures.

2.4. Market for the Notes. There is no established reporting system or trading market for trading in the Notes. However, the Company believes the Notes are currently traded over the counter. The Company believes that there is no practical way to determine the trading history of the Notes. To the extent that the Notes are traded, prices of the Notes may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, the Company’s operating results and the market for similar securities. Following the consummation of the Offer, the Company expects that Notes not repurchased in the Offer will continue to be traded over the counter; however, the Company anticipates that the trading market for the Notes will be even more limited. A debt security with a smaller outstanding principal amount available for trading (a smaller “float”) may command a lower price and trade with greater volatility than would a comparable debt security with a larger float. Consequently, the Company’s repurchase of Notes pursuant to the Offer may reduce the float and may negatively affect the liquidity, market value and price volatility of the Notes that remain outstanding following the Offer. The Company cannot assure you that a market will exist for the Notes following the Offer. The extent of the public market for the Notes following consummation of the Offer will depend upon, among other things, the remaining outstanding principal amount at maturity of the Notes at such time, the number of Holders of Notes remaining at that time, and the interest on the part of securities firms in maintaining a market in the Notes.

2.5. Ranking. The Notes are the Company’s general unsecured senior subordinated obligations and rank contractually equal with the Company’s other subordinated obligations.

2.6. Maturity and Interest. The 2012 Notes mature on May 16, 2012 and bear interest at an annual rate of 2 3/4%. The 2013 Notes mature on August 16, 2013 and bear interest at an annual rate of 3 1/4%. The 2023 Notes mature on May 16, 2023 and bear interest at an annual rate of 2%.

3. Procedures to Be Followed by Holders Electing to Tender Notes for Repurchase. Holders will not be entitled to receive the Repurchase Price for their Notes unless they validly tender the Notes at or prior to the Expiration Time and do not withdraw the Notes at or before the Expiration Time. Holders may tender some or all of their Notes; provided, however, that any Notes tendered must be in a principal amount of $1,000 or an integral multiple thereof. All questions as to the validity, eligibility (including time of receipt) and acceptance of any Notes for repurchase shall be determined by the Company, whose determination shall be final and binding absent manifest error.

If you do not validly tender your Notes at or before the Expiration Time, your Notes will remain outstanding subject to the existing terms of each of the Indentures and the Notes.

3.1. Method and Timing of Delivery. Delivery of Notes, the related Letter of Transmittal, or in the case of a book-entry transfer, an Agent’s Message (as defined below) transmitted through DTC’s Automated Tender Offer Program (“ATOP”) in lieu of the Letter of Transmittal, and all other required documents, including delivery and acceptance through ATOP, as applicable, is at the election and risk of the person tendering Notes.

You will not be entitled to receive the Repurchase Price for your Notes unless you validly tender and do not withdraw your Notes at or before the Expiration Time, which is 5:00 p.m., New York City time, on Thursday, June 11, 2009. Only registered Holders are authorized to tender their Notes for repurchase. You may tender all of your Notes, a portion of your Notes or none of your Notes for repurchase. If you wish to tender a portion of your Notes for repurchase, however, you must tender your Notes in a principal amount of $1,000 or an integral multiple thereof.

The term “Agent’s Message” means a message, transmitted by DTC to and received by the Depositary (as defined below) and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant stating that such participant has received and agrees to be bound by the Letter of Transmittal and that we may enforce the Letter of Transmittal against such participant.

Only registered holders are authorized to tender their Notes. In all cases, notwithstanding any other provision of the Offer, the payment for the Notes tendered and accepted for payment will be made only after timely receipt by the Depositary of certificates representing tendered Notes or book-entry confirmation, the Letter of Transmittal, or a facsimile thereof, properly completed and duly executed and any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message transmitted through ATOP.

3.2 Delivery of Notes.

Notes in Certificated Form. To receive the Repurchase Price, Holders whose Notes are held in certificated form must properly complete and execute the accompanying Letter of Transmittal and deliver such notice to U.S. Bank National Association (the “Depositary”), together with any other required documents, and deliver the certificates representing the Notes to be surrendered for repurchase to the Depositary, at or prior to the Expiration Time. Enclosed with this Offer to Repurchase is the form Letter of Transmittal that you are required to use. The Letter of Transmittal requires you to state (among other things):

•	the certificate number of the Notes being delivered for purchase; and

•	the portion of the principal amount of the Notes which will be delivered to be repurchased, which portion must be in principal amounts of $1,000 or an integral multiple thereof.

Notes in Global Form. A Holder who is a DTC participant must tender to the Company its beneficial interest in the Notes by:

•	delivering to the Depositary’s account at DTC through DTC’s book-entry system its beneficial interest in the Notes at or prior to the Expiration Time; and

•

electronically transmitting its acceptance through ATOP by causing DTC to transfer Notes to the Depositary in accordance with the terms and procedures of that system, at or prior to the Expiration Time.

DTC will then send an Agent’s Message to the Depositary. In tendering through ATOP, the electronic instructions sent to DTC by the Holder (whether tendered through a nominee or directly by a Holder who is a DTC participant), and transmitted by DTC to the Depositary, will acknowledge, on behalf of DTC and such Holder, receipt by such Holder of and agreement to be bound by the terms of the Offer, including those set forth below under “—Agreement to be Bound by the Terms of the Offer.” Holders desiring to tender their Notes on the Expiration Date should note that they must allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC on the Expiration Date.

Notes Held Through a Custodian. Holders who are not DTC participants and whose Notes are held in the name of a broker, dealer, commercial bank, trust company or other nominee must contact the nominee and instruct the nominee to tender the Notes on the Holder’s behalf through ATOP, subject to the terms and procedures of that system, or deliver the Letter of Transmittal on such beneficial owner’s behalf, in each case at or prior to the Expiration Time. Instructions to the Letter of Transmittal are enclosed in the materials provided along with this Offer to Repurchase which may be used by a beneficial owner in this process to instruct the registered Holder to tender Notes.

ALL NOTES TENDERED HEREUNDER MUST BE DELIVERED THROUGH THE TRANSMITTAL PROCEDURES OF THE DTC OR BY DELIVERY OF THE NOTES AND THE LETTER OF TRANSMITTAL TO THE DEPOSITARY NO LATER THAN THE EXPIRATION TIME. HOLDERS WHO TENDER THROUGH ATOP NEED NOT SUBMIT A PHYSICAL LETTER OF TRANSMITTAL TO THE DEPOSITARY, PROVIDED THAT SUCH HOLDERS COMPLY WITH THE TRANSMITTAL PROCEDURES OF DTC.

Notice of Guaranteed Delivery. Holders who desire to surrender Notes for purchase pursuant to the Offer but:

•	certificates representing such Notes are not immediately available,

•	time will not permit such Holder’s Letter of Transmittal, certificates representing such Notes and all other required documents to reach the Depositary at or prior to the Expiration Time, or

•	the procedures for book-entry transfer (including delivery of an Agent’s Message) cannot be completed at or prior to the Expiration Time,

may nevertheless surrender such Notes with the effect that such surrender will be deemed to have been received at or prior to the Expiration Time, if all the following conditions are satisfied:

•	such surrender is made by or through an eligible guarantor institution (each, an “Eligible Institution”), as defined in Rule 17Ad-15 under the Exchange Act;

•

at or prior to the Expiration Time, the Depositary receives from such Eligible Institution, at the address of the Depositary set forth on the third page of this Offer to Repurchase, a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) substantially in the form enclosed herewith, together with any required signature guarantees (or in the case of a book-entry transfer, an Agent’s Message) and certificates evidencing the Notes (or confirmation of book-entry transfer of such Notes into the Depositary’s account with DTC), and any other documents required by the Letter of Transmittal, will be deposited by such Eligible Institution with the Depositary; and

•

such Letter of Transmittal (or manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or in the case of a book-entry transfer, an Agent’s Message), together with certificates for all physically delivered Notes in proper form for transfer (or confirmation of book-entry transfer of such Notes into the Depositary’s account with DTC) and all other required documents are received by the Depositary within three trading days after the date of execution of the Notice of Guaranteed Delivery.

Under no circumstances will Notes increase in value or accrue interest by reason of any delay in making payment to any person using the guaranteed delivery procedures. The purchase price for Notes surrendered pursuant to the guaranteed delivery procedures will be the same as that for Notes delivered to the Depositary at or prior to the Expiration Time.

3.3 Agreement to be Bound by the Terms of the Offer. By tendering its Notes through one of the procedures set forth above, a Holder acknowledges and agrees as follows:

•	such Notes shall be repurchased as of the Repurchase Date pursuant to the terms and conditions set forth in this Offer to Repurchase;

•	such Holder agrees to all of the terms of this Offer to Repurchase;

•	such Holder has received this Offer to Repurchase as required pursuant to the applicable Indenture;

•

upon the terms and subject to the conditions set forth in this Offer to Repurchase, each of the Indentures and the Notes, and effective upon the acceptance for payment thereof, such Holder (i) irrevocably sells, assigns, and transfers to the Company, all right, title, and interest in and to all the Notes tendered, (ii) releases and discharges the Company, Gilead and their respective directors, officers, employees, affiliates and agents from any and all claims such Holder may have now, or may have in the future arising out of, or related to, the Notes, including, without limitation, any claims that such Holder is entitled to receive additional principal or interest payments with respect to the Notes or to participate in any redemption or defeasance of the Notes, and (iii) irrevocably constitutes and appoints the Paying Agent as the true and lawful agent and attorney-in-fact of such Holder with respect to any such tendered Notes, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) deliver certificates representing such Notes, or transfer ownership of such Notes, on the account books maintained by DTC, together, in any such case, with all accompanying evidences of transfer and authenticity, to the Company, (b) present such Notes for transfer on the relevant security register, and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Notes (except that the Paying Agent will have no rights to, or control over, funds from the Company, except as agent for the Company, for the Repurchase Price of any tendered Notes that are repurchased by the Company), all in accordance with the terms set forth in this Offer to Repurchase;

•

such Holder represents and warrants that such Holder (i) owns the Notes tendered and is entitled to tender such Notes and (ii) has full power and authority to tender, sell, assign, and transfer the Notes tendered and that when such Notes are accepted for repurchase and payment by the Company, the Company will acquire good title thereto, free and clear of all liens, restrictions, charges, and encumbrances and not subject to any adverse claim or right;

•

such Holder agrees, upon request from the Company, to execute and deliver any additional documents deemed by the Paying Agent or the Company to be necessary or desirable to complete the sale, assignment and transfer of the Notes tendered;

•

such Holder understands that all Notes validly tendered and not withdrawn at or prior to the Expiration Time will be repurchased at the Repurchase Price, in cash, pursuant to the terms and conditions of the Offer, as amended and supplemented from time to time;

•

payment for Notes repurchased pursuant to this Offer to Repurchase will be made by deposit of the aggregate Repurchase Price for such Notes with the Paying Agent, which will act as agent for tendering Holders for the purpose of receiving payments from the Company and transmitting such payments to such Holders. Under no circumstances will any additional amount be paid by the Company or the Paying Agent by reason of any delay in making such payment.

•	tenders of Notes may be withdrawn in accordance with the procedures set forth in this Offer to Repurchase at any time at or prior to the Expiration Time;

•

all authority conferred or agreed to be conferred pursuant to the terms of the Offer hereby shall survive the death or incapacity of the undersigned and every obligation of the Holder and shall be binding upon the Holder’s heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives;

•

the delivery and tender of the Notes is not effective, and the risk of loss of the Notes does not pass to the Paying Agent, until receipt by the Paying Agent of any and all evidence of authority and any other required documents in form satisfactory to the Company; and

•

all questions as to the validity, form, eligibility (including time of receipt), and acceptance for payment of any tender of Notes pursuant to the procedures described in this Offer to Repurchase and the form and validity (including time of receipt of notices of withdrawal) of all documents will be determined by the Company, in its sole direction, which determination shall be final and binding on all parties.

4. Right of Withdrawal. Notes tendered for repurchase may be validly withdrawn at any time at or prior to the Expiration Time. To validly withdraw Notes previously tendered in the Offer, you must either (i) deliver an executed written notice of withdrawal substantially in the form attached to the Depositary no later than the Expiration Time, or (ii) withdraw the Notes through the procedures of DTC no later than the Expiration Time.

•	Holders who are DTC participants must deliver a valid withdrawal request through ATOP at or before the Expiration Time. The withdrawal notice must:

•

specify the DTC Voluntary Offer Instruction Number, the name of the participant for whose account such Notes were tendered and such participant’s account number at DTC to be credited with the withdrawn Notes;

•	contain a description of the Notes to be withdrawn (including the principal amount to be withdrawn); and

•

be submitted through ATOP by such participant under the same name as the participant’s name is listed in the original tender, or be accompanied by evidence satisfactory to the Company that the person withdrawing the tender has succeeded to the beneficial ownership of the Notes.

•

Holders who are not DTC participants and whose Notes are held in the name of a broker, dealer, commercial bank, trust company or other nominee must contact the nominee and instruct the nominee to withdraw the Notes on the Holder’s behalf through ATOP, subject to the terms and procedures of that system, at or prior to the Expiration Time, as set forth above.

•	Holders of Notes in certificated form must deliver to the Depositary written notice, substantially in the form enclosed herewith, specifying:

•	the certificate number of the Notes in respect of which such notice of withdrawal is being submitted;

•	the principal amount, in integral multiples of $1,000.00, of the Notes with respect to which such notice of withdrawal is being submitted; and

•	the principal amount, if any, of such Notes which remain subject to the original Letter of Transmittal and which has been or will be delivered for purchase by the Company.

The signature on the notice of withdrawal must be guaranteed by an Eligible Institution unless such Notes have been surrendered for purchase for the account of an Eligible Institution. Any properly withdrawn Notes will be deemed not validly surrendered for purposes of the Offer.

Enclosed with this Offer to Repurchase is a Notice of Withdrawal that may be used for withdrawing Notes.

HOLDERS WHO WITHDRAW THROUGH ATOP NEED NOT SUBMIT A PHYSICAL NOTICE OF WITHDRAWAL TO THE PAYING AGENT IF SUCH HOLDERS COMPLY WITH THE WITHDRAWAL PROCEDURES OF DTC.

You may not rescind a withdrawal of tendered Notes. However, you may retender your Notes by following the proper tender procedures.

5. Payment for Tendered Notes. The Company will accept for payment all validly tendered Notes promptly upon expiration of the Offer at the Expiration Time. Prior to 11:00 a.m., New York City time, on the Repurchase Date, the Company shall deposit with the Paying Agent an amount of cash (in immediately available funds), sufficient to pay the aggregate Repurchase Price of all the Notes or portions thereof that are to be repurchased as of the Repurchase Date, after which the Paying Agent will cause the cash to be distributed to each record Holder who has validly tendered its Notes and not validly withdrawn such delivery at or prior to the Expiration Time. DTC will thereafter distribute the cash to its participants in accordance with its procedures. Under no circumstances will any additional amount be paid by the Company or the Paying Agent by reason of any delay in making such payment.

6. Notes Acquired. Any Notes repurchased by the Company pursuant to the Offer will be cancelled by the Trustee, pursuant to the terms of each of the Indentures.

7. Interests of Directors, Executive Officers and Affiliates of the Company in the Notes. Except as otherwise disclosed below, to the knowledge of the Company:

•	none of the Company, Gilead or any executive officer, director, affiliate or subsidiary of the Company or Gilead has any beneficial interest in the Notes;

•	neither the Company nor Gilead will repurchase any Notes from such persons; and

•

during the 60 days preceding the date of this Offer to Repurchase, none of the Company, Gilead or any executive officer, director, subsidiary of affiliate of the Company or Gilead has engaged in any transactions in the Notes.

8. Prohibition of Purchases of Notes by the Company and Its Affiliates. Effective May 12, 2009, the Company and its affiliates, including their executive officers and directors, are prohibited under applicable United States federal securities laws from purchasing Notes (or the right to purchase Notes) other than through the Offer until at least the 10th business day after the Expiration Time or through the payment of conversion value for each series of Notes converted pursuant to the conversion right of such Notes, if any. After that time, if any Notes remain outstanding, the Company and its respective affiliates may purchase Notes in the open market, in private transactions, through a subsequent tender offer, or otherwise, any of which may be consummated at purchase prices higher or lower than the Repurchase Price. Any decision to purchase Notes after the Offer, if any, will depend upon many factors, including the market price of the Notes, the amount of Notes surrendered for purchase pursuant to the Offer, the Company’s business and financial position, and general economic and market conditions.

9. Source and Amount of Funds. The total amount of funds the Company needs to repurchase all of the Notes pursuant to the Offer and to pay related fees and expenses is estimated to be approximately $294.7 million (assuming 100% of the outstanding principal amount of Notes are tendered and accepted for payment). Gilead will cause the Company to have sufficient funds available to complete the Offer by making an intercompany loan, if necessary, directly to the Company. The parties to any such intercompany loan would be Gilead and the Company. The terms and conditions of such intercompany loan have not yet been determined and the Company has not yet made any plans or arrangements to repay any such intercompany loan.

10. Conditions of the Offer. There are no conditions to this Offer except (i) the timely and proper delivery and tender of Notes in accordance with the terms of the Offer and (ii) the Offer must comply with applicable law. The Offer is not conditioned on the Company’s ability to obtain sufficient financing to repurchase Notes validly tendered and not withdrawn pursuant to the Offer.

11. Plans or Proposals of the Company. Except as described below or elsewhere in these materials or as previously publicly announced, the Company currently has no agreements and has not authorized any actions that would be material to a Holder’s decision to surrender Notes for purchase in the Offer, which relate to or which would result in:

•	Any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries;

•	Any purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries;

•	Any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company;

•

Other than in connection with the Merger, as described elsewhere in these materials and as previously publicly announced, any change to the number or term or to otherwise make any changes to the Board of Directors or management of the Company; or, except for discussions in the ordinary course regarding increases in compensation and other compensation arrangements, any changes to material terms of the employment contracts of any of the Company’s executive officers;

•

Any other material change in the Company’s corporate structure or business, including, if the Company is a registered closed-end investment company, any plans or proposals to make any changes in its investment policy for which a vote would be required by Section 13 of the Investment Company Act of 1940; or

•	The acquisition by any person of additional securities of the Company, or the disposition of securities of the Company.

•

Other than in connection with the Merger as noted below, any changes in the Company’s charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of the Company.

As described elsewhere in these materials and as previously publicly announced, the Company was a party to the Merger. Also in connection with the Merger, the Company has made all applicable filings relating to (i) the de-listing of all shares of the Company’s common stock from NASDAQ and (ii) the de-registration of all shares of the Company’s common stock under Section 12(g)(4) of the Exchange Act. The Company intends to take action to suspend the Company’s obligation to file reports under Section 15(d) of the Exchange Act. In connection with the Merger, the Company amended and restated its Certificate of Incorporation and Bylaws.

12. Material United States Tax Considerations.

The following is a summary of certain material United States federal income tax considerations of the repurchase of Notes pursuant to this Offer. This summary is based upon provisions of the Code, applicable regulations, administrative rulings and judicial decisions in effect as of the date hereof, any of which may subsequently be changed, possibly retroactively, so as to result in United States federal income tax consequences different from those discussed below. Except where noted, this summary deals only with a Note held as a capital asset by a beneficial owner. This summary does not address all aspects of United States federal income taxes and does not deal with all tax consequences that may be relevant to Holders in light of their personal circumstances or particular situations, such as:

•

tax consequences to Holders who may be subject to special tax treatment, including dealers in securities or currencies, financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities, insurance companies or traders in securities that elect to use a mark-to-market method of accounting for their securities;

•

tax consequences to Holders holding Notes as part of a hedging, integrated or conversion transaction or a straddle or Holders who are deemed to sell Notes under the constructive sale provisions of the Code;

•	tax consequences to U.S. Holders (as defined below) of Notes whose “functional currency” is not the United States dollar;

•	tax consequences to investors in pass-through entities;

•	alternative minimum tax consequences, if any;

•	any state, local or foreign tax consequences; and

•	estate or gift tax consequences, if any.

If a partnership holds Notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership holding the Notes, you should consult your tax advisors.

If you are considering the sale of Notes pursuant to the Offer, you should consult your tax advisors concerning the United States federal income tax consequences to you in light of your own specific situation, as well as consequences arising under the laws of any other taxing jurisdiction.

As used herein, the term “U.S. Holder” means a beneficial owner of a Note that is, for United States federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust, if it (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

A “non-U.S. Holder” is a beneficial owner (other than a partnership, or any entity treated as a partnership for United States federal income tax purposes) of a Note that is not a U.S. Holder. Special rules, not discussed herein, may apply to certain non-U.S. Holders such as “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid federal income tax or, in certain circumstances, individuals who are U.S. expatriates. Non-U.S. Holders should consult their tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to them of the sale of their Notes pursuant to the Offer.

U.S. Holders.

Repurchase of Notes. A U.S. Holder will generally recognize gain or loss upon the sale of a Note pursuant to the Offer equal to the difference between the amount realized upon the sale (other than amounts attributable to accrued interest that the U.S. Holder has not previously included in income, which will be taxed as ordinary interest income) and such U.S. Holder’s adjusted tax basis in the Note. A U.S. Holder’s adjusted tax basis in a Note will generally be equal to the amount that the U.S. Holder paid for the Note, increased by any interest income or market discount previously accrued by the U.S. Holder through such date and decreased by the amount of any payments made on the Note to the U.S. Holder and by bond premium which the Holder has previously amortized through such date. Subject to the market discount rules described below, a U.S. Holder’s gain or loss will be capital gain or loss and will be long-term capital gain or loss if the Note has been held for more than a year.

A U.S. Holder who acquired a Note at a market discount generally will be required to treat any gain recognized upon the repurchase of that Note pursuant to the Offer as ordinary income rather than capital gain to the extent of the accrued market discount, unless the Holder elected to include market discount in income as it accrued.

Subject to a de minimis exception, market discount generally equals the excess of the adjusted issue price of a security at the time the Holder acquired it over the Holder’s initial tax basis in the security. The adjusted issue price of a security at the time of acquisition equals the sum of the issue price of the security and the aggregate amount of original issue discount includible in gross income by all prior holders of the security.

Any loss recognized upon repurchase of a Note will be treated as ordinary loss to the extent of the excess of previous interest inclusions and, thereafter, as capital loss (which will be long-term if the Note has been held for more than one year). The deductibility of capital loss is subject to limitations. Under Treasury regulations intended to address so-called tax shelters and other tax-motivated transactions, a U.S. Holder that recognizes a loss that meets certain thresholds upon the repurchase of a Note may have to comply with certain disclosure requirements and is urged to consult its tax advisor.

Information reporting and backup withholding. Information reporting requirements generally will apply to the proceeds from the repurchase of a Note received by a U.S. Holder pursuant to the Offer unless the U.S. Holder is an exempt recipient (e.g., a corporation). Backup withholding will apply to the proceeds if the U.S. Holder fails to provide its correct taxpayer identification number, or certification of exempt status, or if the U.S. Holder is notified by the Internal Revenue Service (the “IRS”) that it has failed to report in full payments of interest income. Eligible U.S. Holders that do not otherwise properly establish an exemption from backup withholding should complete and submit an IRS Form W-9, certifying that such Holder is a U.S. person, the tax identification number provided is correct, and that such Holder is not subject to backup withholding. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. Holder’s United States federal income tax liability provided the required information is furnished timely to the IRS.

Non-U.S. Holders.

Repurchase of Notes. Any gain realized on the repurchase of a Note pursuant to the Offer will be exempt from United States income and withholding tax, provided that: (i) such non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote, (ii) such non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to the Company through stock ownership, (iii) such non-U.S. Holder is not a bank receiving certain types of interest, (iv) the beneficial owner of the notes certifies, under penalties of perjury, to the Company or the Paying Agent on IRS Form W-8BEN (or appropriate substitute form) that it is not a United States person and provides its name, address and certain other required information or certain other certification requirements are satisfied, (v) such payments and gain are not effectively connected with such non-U.S. Holder’s conduct of a trade or business in the United States, (vi) the non-U.S. Holder is not an individual who is present in the United States for 183 days or more in a taxable year of disposition and certain other conditions are met, and (vii) the Company has not been a U.S. real property holding corporation, as defined in the Code, at any time within the five-year period preceding the disposition or the non-U.S. Holder’s holding period, whichever is shorter. The Company believes that it has not been, and does not anticipate becoming, a U.S. real property holding corporation prior to the repurchase of the Notes pursuant to this Offer.

If a non-U.S. Holder cannot satisfy the requirements described above, gain (which may be treated as interest to the extent of accrued but unrecognized market discount) will be subject to the 30% United States federal withholding tax, unless such non-U.S. Holder provides the Company with a properly executed (i) IRS Form W-8BEN (or appropriate substitute form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (ii) IRS Form W-8ECI (or appropriate substitute form) stating that interest paid or accrued on the Note is not subject to withholding tax because it is effectively connected with such non-U.S. Holder’s conduct of a trade or business in the United States. If a non-U.S. Holder’s gain from the repurchase of a Note is effectively connected with such Holder’s conduct of a United States trade or business, the non-U.S. Holder, although exempt from the withholding tax discussed in the previous sentence (provided that such non-U.S. Holder furnishes to the Company a properly executed IRS Form W-8ECI (or appropriate substitute form)), will generally be subject to regular United States federal income tax on such gain in the same amount as if it were a U.S. Holder. In addition, if such non-U.S. Holder is a foreign corporation, such Holder may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

Information reporting and backup withholding. Information reporting will apply to each non-U.S. Holder with respect to gain (which is treated as interest under Treasury regulations applicable to the Notes) recognized on the repurchase of a Note, regardless of whether withholding was required and any tax was withheld with respect to such gain. A non-U.S. Holder generally will not be subject to backup withholding with respect to the repurchase proceeds, provided that the payor does not have reason to know that such Holder is a U.S. person and the Holder has furnished to the payor a valid IRS Form W-8BEN (or successor form) certifying, under penalties of perjury, its status as a non-U.S. person, or the Holder otherwise establishes an exemption. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. Holder’s United States federal income tax liability provided the required information is furnished timely to the IRS.

All descriptions of tax considerations are for the Holders’ guidance only and are not tax advice. The Company recommends that the Holders consult with their tax and financial advisors with respect to the tax consequences of surrendering any Note for repurchase, including the applicability and effect of state, local and foreign tax laws, before surrendering their Note for purchase.

13. Additional Information. This document “incorporates by reference” specified information the Company has filed with the Securities and Exchange Commission (“SEC”), which means that the Company can disclose important information to you by referring to that information. The information incorporated by reference is considered to be an important part of this document. Any statement in a document incorporated by reference in this document will be deemed to be modified or superseded to the extent a statement contained in this document or any other subsequently filed document that is incorporated by reference in this document modifies or supersedes such statement. This document incorporates by reference the documents of the Company listed below.

•	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed on February 25, 2009, as amended by Form 10-K/A, filed on April 6, 2009;

•	The Company’s Current Reports on Form 8-K, filed on January 16, 2009, January 30, 2009, February 20, 2009, February 27, 2009, March 3, 2009, March 5, 2009 and March 18, 2009;

•	The Indenture, dated as of May 18, 2004, between the Company and the Trustee, filed as Exhibit 4.1 to the Company’s Quarterly Report on Form 10-Q, filed on August 6, 2004;

•	The Indenture, dated as of July 1, 2005, between the Company and the Trustee, filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on July 6, 2005;

•	The Indenture, dated as of June 18, 2003, between the Company and the Trustee, filed as Exhibit 4.2 to the Company’s Quarterly Report on Form 10-Q, filed on August 6, 2004; and

•	The Supplemental Indentures, dated as of May 11, 2009, between the Company and the Trustee, filed as Exhibits (d)(4), (d)(5) and (d)(6) to the Schedule TO-I, of which this document is a part.

You may read and copy any document the Company has filed at the SEC’s public reference room in Washington, D.C. Please call the SEC at (800) SEC-0330 for further information on the public reference rooms. The Company’s SEC filings are also available to the public from the SEC’s website at www.sec.gov.

In addition, you may request a copy of these filings, at no cost, by writing or telephoning the Company at the following address:

Gilead Palo Alto, Inc.

c/o Gilead Sciences, Inc.

333 Lakeside Drive

Foster City, California 94404

Tel.: (650) 574-3000

Attention: Corporate Secretary

Exhibits to the filings will not be sent, however, unless those exhibits have been specifically incorporated by reference in this document.

14. No Solicitations. The Company has not employed any persons to make solicitations or recommendations in connection with the Offer.

15. Definitions. All capitalized terms used but not specifically defined herein shall have the meanings given to such terms in the applicable Indenture and the Notes.

16. Conflicts. In the event of any conflict between this Offer to Repurchase on the one hand and the terms of the applicable Indenture or the Notes or any applicable laws on the other hand, the terms of the applicable Indenture or the Notes or applicable laws, as the case may be, will control.

None of the Company, Gilead, any of their respective affiliates, officers, directors, employees or agents or the Paying Agent makes any representation or recommendation as to whether Holders should tender or refrain from tendering Notes for repurchase pursuant to the Offer. Each Holder should consult its legal, financial and tax advisors and make its own decision as to whether to tender Notes for repurchase and, if so, the principal amount of Notes to tender.

May 12, 2009	GILEAD PALO ALTO, INC.

SCHEDULE A

INFORMATION ABOUT THE DIRECTORS AND

EXECUTIVE OFFICERS OF GILEAD PALO ALTO, INC. AND

DIRECTORS AND EXECUTIVE OFFICERS OF GILEAD SCIENCES, INC.

The name, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of the Company are set forth below. The business address of each such director and executive officer is Gilead Palo Alto, Inc., c/o Gilead Sciences, Inc., 333 Lakeside Drive, Foster City, California 94404. All directors and officers listed below are citizens of the United States.

Name and Position	Present Principal Occupation or Employment and Employment History
John F. Milligan, Ph.D. President and Director	John F. Milligan, Ph.D. has served as President and Director of the Company since March 2009. Dr. Milligan is Gilead’s President and Chief Operating Officer. Dr. Milligan joined Gilead in 1990 as a Research Scientist, and in 1996, he became Director of Project Management and Project Team Leader for Gilead’s collaboration with F. Hoffmann-La Roche Ltd on Tamiflu®. In 1998, he transitioned to Corporate Development and, in March 2000, he was promoted to Vice President, Corporate Development with responsibility for licensing, corporate partnerships and mergers and acquisitions. Dr. Milligan was promoted to Chief Financial Officer in March 2002. He was promoted to Executive Vice President and Chief Financial Officer in July 2003, to Chief Operating Officer in March 2007 and to President in May 2008. Dr. Milligan received a Ph.D. in biochemistry from the University of Illinois and was an American Cancer Society postdoctoral fellow at the University of California at San Francisco.

Robin L. Washington Chief Financial Officer	Robin L. Washington is Senior Vice President and Chief Financial Officer of Gilead and has served as Chief Financial Officer of the Company since March 2009. Ms. Washington joined Gilead in May 2008. Prior to joining Gilead, Ms. Washington served as Chief Financial Officer of Hyperion Solutions, an enterprise software company that was acquired by Oracle Corporation in March 2007. Ms. Washington also spent nearly 10 years at PeopleSoft, a provider of enterprise application software, most recently in the role of Senior Vice President and Corporate Controller. She previously was a Director of Finance for Tandem Computers, an Accounting Analyst for the Federal Reserve Bank of Chicago and a Senior Auditor for Deloitte & Touche. Ms. Washington holds a bachelor’s degree in business administration from the University of Michigan and an MBA from Pepperdine University. She currently serves on the board of directors of MIPS Technologies, Inc.

Gregg H. Alton Secretary and Director	Gregg H. Alton is Senior Vice President and General Counsel for Gilead and has served as Secretary and Director of the Company since March 2009. Mr. Alton joined Gilead in 1999, and was promoted to his current role in 2005. From 2001 until 2005, Mr. Alton served as Gilead’s Vice President and General Counsel. From 1999 until 2001, Mr. Alton served as Gilead’s Associate General Counsel. Prior to joining Gilead, Mr. Alton was an attorney at the law firm of Cooley Godward Kronish LLP. In this role, Mr. Alton’s practice focus was mergers and acquisitions, corporate partnerships and corporate finance transactions for healthcare and information technology companies. Mr. Alton is a member of the board and treasurer of the AIDS Healthcare Foundation, a member of the board of Oculus Innovative Sciences, Inc. and a member of the board of BayBio, a San Francisco Bay Area life sciences industry organization. He received his B.A. in Legal Studies from the University of California at Berkeley and his J.D. from Stanford Law School.

The name, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of Gilead are set forth below. Except as indicated below, the business address of each such director or executive officer is c/o Gilead Sciences, Inc., 333 Lakeside Drive, Foster City, California 94404. All directors and officers listed below are citizens of the United States.

Name and Position	Present Principal Occupation or Employment and Employment History
John C. Martin, Ph.D. Chief Executive Officer and Chairman of the Gilead Board of Directors	John C. Martin, Ph.D. was appointed as Chairman of Gilead’s Board in May 2008 and has served as Gilead’s Chief Executive Officer and a member of Gilead’s Board of Directors since April 1996. Prior to joining Gilead, Dr. Martin held several leadership positions in the antiviral chemistry division at Bristol-Myers Squibb Company and Syntex Corporation from 1978 until 1984. He is a member of the Presidential Advisory Council on HIV/AIDS and a director of Gen-Probe Incorporated. Dr. Martin has been a member of the board of directors of the California Healthcare Institute since 2003, and currently serves as Chairman of the Board, a position he also held from 2005 to 2006. He served as President of the International Society for Antiviral Research from 1998 to 2000. In 2008, Dr. Martin was inducted into the National Academy of Engineering of the National Academies.

Norbert W. Bischofberger, Ph.D. Executive Vice President, Research and Development and Chief Scientific Officer	Norbert W. Bischofberger, Ph.D. joined Gilead in 1990 as Director of Organic Chemistry, became Vice President of Organic Chemistry in February 1993 and was named Vice President of Research in August 1995. Dr. Bischofberger was appointed Senior Vice President, Research in January 1998. Dr. Bischofberger was named Senior Vice President, Research and Development in January 2000. He was promoted to Executive Vice President, Research and Development in November 2000 and to Chief Scientific Officer in March 2007. Prior to joining Gilead, Dr. Bischofberger was a senior scientist in Genentech, Inc.’s DNA Synthesis group from 1986 to 1990. He received his B.S. in Chemistry at the University of Innsbruck in Austria and his Ph.D. in Organic Chemistry at the Eidgennossische Technische Hochschule (ETH) in Zurich, Switzerland and did postdoctoral work at Harvard University.

John F. Milligan, Ph.D. President and Chief Operating Officer	John F. Milligan, Ph.D. is Gilead’s President and Chief Operating Officer. Dr. Milligan joined Gilead in 1990 as a Research Scientist, and in 1996, he became Director of Project Management and Project Team Leader for Gilead’s collaboration with F. Hoffmann-La Roche Ltd on Tamiflu®. In 1998, he transitioned to Corporate Development and, in March 2000, he was promoted to Vice President, Corporate Development with responsibility for licensing, corporate partnerships and mergers and acquisitions. Dr. Milligan was promoted to Chief Financial Officer in March 2002. He was promoted to Executive Vice President and Chief Financial Officer in July 2003, to Chief Operating Officer in March 2007 and to President in May 2008. Dr. Milligan received a Ph.D. in biochemistry from the University of Illinois and was an American Cancer Society postdoctoral fellow at the University of California at San Francisco.

Kevin Young Executive Vice President, Commercial Operations	Kevin Young joined Gilead in September 2004 as Executive Vice President of Commercial Operations. Mr. Young has 25 years of experience in the biopharmaceutical industry, holding positions previously at Amgen, Inc. and Zeneca Pharmaceuticals (formerly ICI Pharmaceuticals). During his 12 years at Amgen, Mr. Young held a number of positions in Europe and the United States, most recently as Head of the U.S. Inflammation Business Unit, leading the re-launch of Enbre® following the acquisition of Immunex Corporation. He is a member of the board of Interplast, the first international humanitarian organization to provide free reconstructive plastic surgery in developing countries. Mr. Young has undergraduate and graduate degrees in sports science and exercise from Liverpool John Moores University and Nottingham University in England and has completed the Executive Program at the University of Michigan.

Name and Position	Present Principal Occupation or Employment and Employment History
Gregg H. Alton Senior Vice President and General Counsel	Gregg H. Alton is Senior Vice President and General Counsel for Gilead. Mr. Alton joined Gilead in 1999, and was promoted to his current role in 2005. From 2001 until 2005, Mr. Alton served as Gilead’s Vice President and General Counsel. From 1999 until 2001, Mr. Alton served as Gilead’s Associate General Counsel. Prior to joining Gilead, Mr. Alton was an attorney at the law firm of Cooley Godward Kronish LLP. In this role, Mr. Alton’s practice focus was mergers and acquisitions, corporate partnerships and corporate finance transactions for healthcare and information technology companies. Mr. Alton is a member of the board and treasurer of the AIDS Healthcare Foundation, a member of the board of Oculus Innovative Sciences, Inc. and a member of the board of BayBio, a San Francisco Bay Area life sciences industry organization. He received his B.A. in Legal Studies from the University of California at Berkeley and his J.D. from Stanford Law School.

Robin L. Washington Senior Vice President and Chief Financial Officer	Robin L. Washington was appointed to Senior Vice President and Chief Financial Officer of Gilead in May 2008. Prior to joining Gilead, Ms. Washington served as Chief Financial Officer of Hyperion Solutions, an enterprise software company that was acquired by Oracle Corporation in March 2007. Ms. Washington also spent nearly 10 years at PeopleSoft, a provider of enterprise application software, most recently in the role of Senior Vice President and Corporate Controller. She previously was a Director of Finance for Tandem Computers, an Accounting Analyst for the Federal Reserve Bank of Chicago and a Senior Auditor for Deloitte & Touche. Ms. Washington holds a bachelor’s degree in business administration from the University of Michigan and an MBA from Pepperdine University. She currently serves on the board of directors of MIPS Technologies, Inc.

Kristen M. Metza Senior Vice President, Human Resources	Kristen M. Metza joined Gilead as Vice President, Human Resources in 2006 and was promoted to her current role in July 2007. As Senior Vice President, Human Resources, she is responsible for designing and implementing HR strategies and programs that attract, develop and retain talent for a high-performing workforce. To support Gilead’s growth and continued success, Ms. Metza is focused on employee engagement and motivation. Specifically, she is establishing a new framework for management and leadership development, performance management and employee communications. Prior to joining Gilead, Ms. Metza was Senior Vice President of Human Resources for Abgenix and Vice President of Human Resources for Applied Biosystems and Quantum Corporation. Ms. Metza received a bachelor’s degree in history and business administration, and completed her graduate work in industrial relations and organizational psychology at the University of Minnesota, Carlson School of Management.

Louis G. Lange, M.D., Ph.D. Executive Vice President, Cardiovascular Therapeutics	Dr. Louis Lange was appointed as Gilead’s Executive Vice President, Cardiovascular Therapeutics in April 2009. Dr. Lange founded CV Therapeutics and served as the Company’s Chairman of the Board and Chief Executive Officer from 1992 to April 2009. From 1980 to 1992, Dr. Lange served on the faculty of the Washington University School of Medicine, including a position as Chief of Cardiology at the Jewish Hospital in St. Louis, Missouri, from 1985 to 1992, and as a full Professor of Medicine from 1990 until 1992. Dr. Lange is internationally recognized as an expert in the field of molecular mechanisms of cardiovascular disease. He is currently on the Board of Trustees at the University of Rochester. He also serves on the Executive Committee of the Biotechnology Industry Organization (BIO), as well as the BIO Board of Directors, and he is chair of the Emerging Companies Governing Section. Dr. Lange holds an M.D. from Harvard Medical School and a Ph.D. in biochemistry from Harvard University.

Name and Position	Present Principal Occupation or Employment and Employment History
James M. Denny Lead Independent Director of the Gilead Board of Directors	James M. Denny joined the Board of Directors of Gilead in 1996 and served as Chairman of Gilead’s Board of Directors from 2001 to May 2008. He was appointed to serve as the lead independent director of Gilead’s Board of Directors in May 2008. He served as the Chief Financial Officer and subsequently Vice Chairman of Sears, Roebuck & Co., a multi-line retailer that offers a wide array of merchandise and related services, with oversight responsibility for many of the company’s operations and staff functions. He previously served as Executive Vice President and Chief Financial and Planning Officer of G.D. Searle & Co., Chairman of Pearle Health Services, Inc., Senior Advisor at William Blair Capital Partners, Treasurer at the Firestone Tire & Rubber Co., and associate counsel at Dewey Ballantine Bushly and Wood in New York and Paris. Mr. Denny is currently a director of GATX Corporation and a member of the advisory boards for several privately-held fund management companies. He is a past Chairman of Northwestern Memorial Hospital and the Northwestern Memorial Foundation and has held directorships at Astra AB, ChoicePoint, Inc., The Principal Financial Group, The Allstate Corporation, and General Instruments, Inc.

Paul Berg, Ph.D. Director	Paul Berg, Ph.D. joined Gilead’s Board of Directors in April 1998. He served as Professor and Chairman of the Department of Biochemistry at Stanford University School of Medicine and was, until 2000, Director of the Beckman Center for Molecular and Genetic Medicine. He is also a director and scientific advisor to Affymetrix Inc. and Burrill and Company. He is a member of the U.S. National Academy of Sciences and was awarded the National Medal of Science in 1983 and the Nobel Prize in 1980 for his fundamental studies of the biochemistry of nucleic acids.

John F. Cogan, Ph.D. Director	John F. Cogan, Ph.D. joined Gilead’s Board of Directors in July 2005. Dr. Cogan is currently the Leonard and Shirley Ely Senior Fellow at the Hoover Institution and a Professor in the Public Policy Program at Stanford University, where he has had a continuing appointment since 1980. Dr. Cogan’s current research is focused on U.S. budget and fiscal policy, social security and health care. Dr. Cogan has held a number of positions in the U.S. government, including Assistant Secretary for Policy in the U.S. Department of Labor and Associate Director and Deputy Director in the U.S. Office of Management and Budget. Dr. Cogan is a director of Monaco Coach Corporation and Venture Lending and Leasing Inc. and a trustee of the Charles Schwab Family of Funds.

Etienne F. Davignon Director	Etienne F. Davignon joined Gilead’s Board of Directors in September 1990. He is currently Vice Chairman of Suez-Tractebel, a utility holding company and one of the world’s top independent power producers, where he has served since 2003. He previously served as Chairman of Société Générale de Belgique, a diversified financial and industrial company. Mr. Davignon served as the European Community’s Commissioner for Industry and International Markets and as the European Community’s Vice President for Research, Industry and Energy Policies. Mr. Davignon is Chairman of Recticel, CMB and SN Air Holding and a director of Compagnie de Suez and Sofina.

Name and Position	Present Principal Occupation or Employment and Employment History
Carla A. Hills Director	Carla A. Hills, joined Gilead’s Board of Directors in January 2007. Since 1993, she has served as the Chair and Chief Executive Officer of Hills & Company, International Consultants, a firm providing advice to U.S. businesses on investment, trade and risk assessment issues outside the United States. Mrs. Hills served as U.S. Trade Representative from 1989 to 1993, and was principal advisor on international trade to President George H. W. Bush. Under President Gerald R. Ford, she served as Secretary of Housing and Urban Development. Mrs. Hills is a director of TCW Group, Inc. and serves on the international advisory boards of J.P. Morgan Chase, American International Group, Rolls Royce and the Coca-Cola Company. She is also Chair of the Inter-American Dialogue and the National Committee on U.S.-China Relations, Co-Chair of the Council on Foreign Relations and the international advisory board of the Center for Strategic and International Studies, a member of the Executive Committee of the Peterson Institute for International Economics and the Trilateral Commission, and a member of the board of the U.S.-China Business Council and the International Crisis Group.

John W. Madigan Director	John W. Madigan joined Gilead’s Board of Directors in December 2005. He is the retired Chairman and Chief Executive Officer of Tribune Company, a media company, operating businesses in broadcasting, publishing and on the Internet. He is also a director and former Chairman of the Robert R. McCormick Foundation and a director of Boise Cascade Holdings, L.L.C. Mr. Madigan is a former member of the Defense Business Board of the Department of Defense, an advisor to Madison Dearborn Partners and a director and former Chairman of The Chicago Counsel on Global Affairs. He also serves as a trustee of Northwestern University, Rush University Medical Center and the Paley Center for Media in New York. Mr. Madigan is a member of the Council on Foreign Relations in New York, a member and former Chairman of The Commercial Club of Chicago and a director of The Renaissance School Funds.

Gordon E. Moore, Ph.D. Director	Gordon E. Moore, Ph.D. joined Gilead’s Board of Directors in January 1996, and served as a member of Gilead’s Business Advisory Board from July 1991 until January 1996. Dr. Moore retired from Intel Corporation, the world’s largest semiconductor chip maker, where he was a co-founder and previously served as Chairman, President and Chief Executive Officer. Dr. Moore is a former Chairman and now Senior Trustee of the California Institute of Technology, a member of the National Academy of Engineering and a Fellow of the Royal Society of Engineering (UK). Among his awards, he received the National Medal of Technology and the Presidential Medal of Freedom.

Nicholas G. Moore Director	Nicholas G. Moore joined Gilead’s Board of Directors in March 2004. Mr. Moore is the retired global Chairman of PricewaterhouseCoopers LLP, a professional services firm formed in July 1998 by the merger of Coopers & Lybrand and Price Waterhouse. Prior to the merger, Mr. Moore was elected Chairman and Chief Executive Officer of Coopers & Lybrand (U.S.) in 1994 and Coopers & Lybrand International in 1997. Mr. Moore is a director of Bechtel Group, Inc., Network Appliance Inc., Wells Fargo & Company and two venture capital-backed, technology companies. He also has served as Chairman of the board of trustees of St. Mary’s College of California. Mr. Moore is a member of the American Institute of Certified Public Accountants, the California Bar Association, and the California and New York Society of Certified Public Accountants.

Name and Position	Present Principal Occupation or Employment and Employment History
Richard J. Whitley, M.D. Director	Richard J. Whitley, M.D. joined Gilead’s Board of Directors in July 2008. He also serves as the Distinguished Professor, Loeb Scholar Chair in Pediatrics; Director, Division of Pediatric Infectious Diseases; Vice-Chair, Department of Pediatrics; Senior Scientist, Department of Gene Therapy; Senior Scientist, Cancer Research and Training Center; Associate Director for Clinical Studies, Center for AIDS Research; and Co-Director, Center for Emerging Infections and Emergency Preparedness (CEIEP) for the University of Alabama at Birmingham. Dr. Whitley has held responsibility for the National Institute of Allergy and Infectious Diseases Collaborative Antiviral Study Group, is a former President of the International Society of Antiviral Research, chairs the Board of Scientific Councilors for the National Center for Infectious Diseases of the U.S. Centers for Disease Control and Prevention and is President-Elect of the Board of the Infectious Disease Society of America.

Gayle Edlund Wilson Director	Gayle Edlund Wilson joined Gilead’s Board of Directors in October 2001. Mrs. Wilson served as California’s First Lady from 1991 to 1999. Mrs. Wilson is a director of the College Access Foundation of California and Chairman of the board of directors of the Ralph M. Parsons Foundation, a non-profit organization that provides higher education, social impact, civic and cultural issues and health grants. She is also the Chair of the Advisory Board of the California State Summer School for Math and Science, a member of the board of trustees of the California Institute of Technology and a member of the board of the Burnham Institute for Medical Research.